Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-209862, 333-217197, 333-225220 and 333-232826) and Form S-3 (Nos. 333-215583 and 333-225419) of Equity Bancshares, Inc. of our report dated March 10, 2020, with respect to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Dallas, Texas

March 10, 2020